                                                       Exhibit C2

                       NEES ENERGY, INC.
                    Statement of Cash Flows
                     (Thousands of Dollars)
           For the Twelve Months Ended March 31, 1999
               (Unaudited, Subject to Adjustment)
Operating activities:
  Net income/(loss)                                     $  (7,879)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Depreciation and amortization                          2,550
     Deferred federal and state income taxes                 (166)
     (Increase) decrease in accounts receivable and
       unbilled revenue                                   (26,034)
     (Increase) decrease in inventory                      (3,637)
     (Increase) decrease in prepaid and other
       current assets                                      (5,099)
     Increase (decrease) in accounts payable                3,273
     Increase (decrease) in other current liabilities       7,852
     Other, net                                            (4,825)
                                                        ---------
Net cash provided by (used in) operating activities     $ (33,965)
                                                        ---------

Investing activities:
  Fixed asset expenditures                              $  (2,368)
  Investment in Weatherwise                                  (360)
  Acquisition of Northeastern Fuels fixed assets           (3,350)
  Investment in PAL Energy                                (13,645)
  Investment in Griffith Consumers                        (78,605)
  Acquisition of Barclay & Fowler assets                   (3,011)
  Purchase of AllEnergy minority interest from
     NEES Global, Inc.                                       (456)
                                                        ---------
Net cash used in investing activities                   $(101,795)
                                                        ---------


Financing Activities:
  Subordinated notes payable to parent-issues           $ 126,224
  Capital contribution from parent                         10,805
  Increase in long-term debt                                  407
                                                        ---------
Net cash provided by financing activities               $ 137,436
                                                        ---------

Net increase (decrease) in cash and cash equivalents    $   1,676


Cash and cash equivalents at beginning of period            5,223
                                                        ---------
Cash and cash equivalents at end of period              $   6,899
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